Exhibit 23.1

[KPMG PEAT MARWICK LLP LETTERHEAD]





The Board of Directors
Union Acceptance Corporation:

We consent to incorporation by reference in the registration statement (filed August 7, 1996) on Form S-8 of Union Acceptance Corporation of our report dated August 18, 1995, relating to the combined balance sheets of the Union Acceptance Corporation and subsidiaries, and the Union Division as of June 30, 1995 and 1994, and the related combined statements of earnings and cash flows for each of the years in the three-year period ended June 30, 1995, and all related schedules, which report appears in the June 30, 1995, annual report on Form 10-K of Union Acceptance Corporation.




/S/ KPMG Peat Marwick LLP

Indianapolis, Indiana
August 7, 1996